As filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MEN’S WEARHOUSE, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1790172 (I.R.S. Employer Identification No.)

5803 Glenmont Drive Houston, Texas (Address of Principal Executive Offices)	77081 (Zip Code)

The Men’s Wearhouse, Inc. 2004 Long-Term Incentive Plan
(Full title of the plan)

Neill P. Davis
5803 Glenmont Drive
Houston, Texas 77081
(Name and address of agent for service)

(713) 592-7200
(Telephone number, including area code, of agent for service)

With Copy to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
(713) 651-5100
Attention: Michael W. Conlon

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock $.01 par value	600,000 shares(1)	$43.58	$26,148,000	$3,078

(1)	There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions of the 2004 Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales price of a share of Common Stock on the New York Stock Exchange on May 18, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

     The following documents are hereby incorporated by reference in this Registration Statement:

     1.     The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005; and

     2.      The description of the Registrant’s Common Stock, $.01 par value, set forth under the caption “Description of Capital Stock” in the Registrant’s Registrant Statement on Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934, filed by the Registrant with the Securities Exchange Commission on September 5, 2000, and pursuant to amended filing with the Securities and Exchange Commission on April 13, 2001.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.      Description of Securities

      Not Applicable.

Item 5.      Interests of Named Experts and Counsel

     Michael W. Conlon, a partner in the firm of Fulbright & Jaworski L.L.P., is the Secretary of the Company.

Item 6.      Indemnification of Directors and Officers

     The Restated Articles of Incorporation, as amended, and Bylaws of The Men’s Wearhouse together provide that directors shall not be personally liable to the Company or it’s stockholders for monetary damages for an act or omission in a director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Restated Articles of Incorporation, as amended, and Bylaws of the Company also provide that if the Texas Business Corporation Act (the “TBCA”), the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute is amended to authorize further elimination or limitation of the personal liability of the directors, then the liability of Company’s directors shall be eliminated or limited to the fullest extent permitted by such statute(s), as so amended.

     Article 2.02-1 of the Texas Business Corporation Act provides that the Company may indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in an action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the action, suit or proceeding. The Company is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with an action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Item 7.      Exemption from Registration Claimed

      Not applicable.

Item 8.      Exhibits

Exhibit Number		Exhibit

4.1	—	Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994).
4.2	—	By-laws (incorporated by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 1997).
4.3	—	Form of Common Stock certificate (incorporated by reference from Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-45949)).
4.4	—	Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1999)
4.5	—	Revolving Credit Agreement dated as of January 29, 2003, among the Company and JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003).
4.6	—	Term Sheet Agreement dated as of January 29, 2003 evidencing the uncommitted CAN$10 million facility of National City Bank, Canada Branch to Golden Brand Clothing (Canada) Ltd. (incorporated by reference from Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003).
4.7	—	Indenture (including form of note) dated October 21, 2003 among the Company and JPMorgan Chase Bank, as trustee, relating to the Company’s 3.125% Convertible Senior Notes due 2023 (incorporated by reference from Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.8	—	Registration Rights Agreement dated October 21, 2003 among the Company and Bear Stearns & Co. Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc. (incorporated by reference from Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.9	—	First Amendment to Revolving Credit Agreement, dated October 13, 2003 among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.10	—	Second Amendment to Revolving Credit Agreement dated July 7, 2004, by and among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2004).
4.11	—	Supplemental Indenture dated January 28, 2005, by and between the Company and JPMorgan Chase Bank, National Association (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2005).
4.12	—	2004 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005).
5.1	—	Opinion of Fulbright & Jaworski L.L.P. (filed herewith).
23.1	—	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1	—	Powers of Attorney from certain members of the Board of Directors of the Company (contained on pages II-4 and II-5).

Item 9.      Undertakings

     The undersigned Registrant hereby undertakes:

     (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 24, 2005.

THE MEN’S WEARHOUSE, INC.
By:	/s/ GEORGE ZIMMER
George Zimmer
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George Zimmer and David Edwab, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ GEORGE ZIMMER George Zimmer	Chairman of the Board, Chief Executive Officer and Director	May 24, 2005
/s/ NEILL P. DAVIS Neill P. Davis	Executive Vice President, Chief Financial Officer and Principal Financial Officer	May 24, 2005
/s/ DIANA M. WILSON Diana M. Wilson	Senior Vice President and Principal Accounting Officer	May 24, 2005
/s/ DAVID H. EDWAB David H. Edwab	Vice Chairman of the Board and Director	May 24, 2005
/s/ RINALDO S. BRUTOCO Rinaldo S. Brutoco	Director	May 24, 2005
/s/ MICHAEL L. RAY Michael L. Ray	Director	May 24, 2005

/s/ SHELDON I. STEIN Sheldon I. Stein	Director	May 24, 2005
/s/ KATHLEEN MASON Kathleen Mason	Director	May 24, 2005
/s/ DEEPAK CHOPRA Deepak Chopra	Director	May 24, 2005
/s/ WILLIAM B. SECHREST William B. Sechrest	Director	May 24, 2005

INDEX TO EXHIBITS

Exhibit Number		Exhibit

4.1	—	Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994).
4.2	—	By-laws (incorporated by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 1997).
4.3	—	Form of Common Stock certificate (incorporated by reference from Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 33-45949)).
4.4	—	Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1999).
4.5	—	Revolving Credit Agreement dated as of January 29, 2003, among the Company and JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003).
4.6	—	Term Sheet Agreement dated as of January 29, 2003 evidencing the uncommitted CAN$10 million facility of National City Bank, Canada Branch to Golden Brand Clothing (Canada) Ltd. (incorporated by reference from Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003).
4.7	—	Indenture (including form of note) dated October 21, 2003 among the Company and JPMorgan Chase Bank, as trustee, relating to the Company’s 3.125% Convertible Senior Notes due 2023 (incorporated by reference from Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.8	—	Registration Rights Agreement dated October 21, 2003 among the Company and Bear Stearns & Co. Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc. (incorporated by reference from Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.9	—	First Amendment to Revolving Credit Agreement, dated October 13, 2003 among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).
4.10	—	Second Amendment to Revolving Credit Agreement dated July 7, 2004, by and among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2004).
4.11	—	Supplemental Indenture dated January 28, 2005, by and between the Company and JPMorgan Chase Bank, National Association (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2005).
4.12	—	2004 Long-Term Incentive Plan (incorporated by reference from Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005).
5.1	—	Opinion of Fulbright & Jaworski L.L.P. (filed herewith).
23.1	—	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1	—	Powers of Attorney from certain members of the Board of Directors of the Company (contained on pages II-4 and II-5).